As filed with the Securities and Exchange Commission on April 5, 2012

Registration No. 333-133702

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TALEO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	52-2190418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

(925) 452-3000

(Address including zip code, and telephone number, including area code, of principal executive offices)

ViaSite Inc. Stock Plan

1999 Stock Plan

2003 Series D Preferred Stock Plan

2004 Stock Plan

2004 Employee Stock Purchase Plan

2005 Stock Plan

(Full title of the plans)

Dorian Daley

President and Chief Executive Officer

Taleo Corporation

4140 Dublin Boulevard, Suite 400

Dublin, California 94568

(925) 452-3000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Keith Flaum

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

E. Palo Alto, California 94303

(650) 845-7000

DEREGISTRATION OF COMMON STOCK

On May 1, 2006, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-133702 (the “Registration Statement”), for the sale of shares of the Class A Common Stock, par value $0.00001 per share (the “Common Stock”), of the Registrant under the Registrant’s ViaSite Inc. Stock Plan, 1999 Stock Plan, 2003 Series D Preferred Stock Plan, 2004 Stock Plan, 2004 Employee Stock Purchase Plan and 2005 Stock Plan.

On April 5, 2012, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 8, 2012, by and among the Registrant, OC Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Oracle Corporation (“Parent”), Tiger Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and Oracle Corporation, a Delaware corporation, for the limited purposes specified therein. Pursuant to the Merger Agreement, upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on April 5, 2012 (the “Effective Time”), Tiger Acquisition Corporation merged with and into the Registrant, and the Registrant became an indirect wholly owned subsidiary of Oracle Corporation (the “Merger”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the Effective Time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 5th day of April, 2012.

TALEO CORPORATION

By:	/s/ Dorian Daley
Name: Dorian Daley
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dorian Daley Dorian Daley	President and Chief Executive Officer (Principal Executive Officer)	April 5, 2012

/s/ Eric Ball Eric Ball	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 5, 2012

/s/ Brian Higgins Brian Higgins	Director	April 5, 2012